Exhibit 99.1

Investors:	John S. Penshorn	Brett Manderfeld
	Senior Vice President	Vice President
	952-936-7214	952-936-7216

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES RESULTS OF ANNUAL SHAREHOLDER MEETING

Overwhelming Majority Elects Full Slate of Directors and

Approves All Company Proposals

MINNEAPOLIS (June 5, 2008) – The Board of Directors of UnitedHealth Group (NYSE: UNH) today announced the voting results of the Company’s 2008 annual meeting of shareholders that took place earlier today.

Election of Directors

By an overwhelming majority, the Company’s shareholders elected for a one-year term William C. Ballard, Jr., Richard T. Burke, Robert J. Darretta, Stephen J. Hemsley, Michele J. Hooper, Douglas W. Leatherdale, Glenn M. Renwick and Gail R. Wilensky, Ph.D., to the Board of Directors. Beginning this year, each member of UnitedHealth Group’s Board of Directors is elected annually. As previously reported, James A. Johnson, Thomas H. Kean, Mary O. Mundinger, Dr.P.H., and Robert L. Ryan, former members of the Board, were not seeking re-election, and their terms as directors expired at the 2008 Annual Meeting.

Voting Results on Company and Shareholder Proposals

Shareholders overwhelmingly approved the Company’s proposals.

•	Shareholders approved the material terms for the payment of executive incentive compensation, with 92% of votes in favor of the proposal.

•	With a favorable vote of 91%, shareholders approved the Company’s proposal to amend the UnitedHealth Group Employee Stock Purchase Plan.

The two proposals from investor groups were not approved by shareholders. A proposal for an advisory vote on executive compensation (“Say on pay”) received 40% of the vote; a second proposal urging the Board of Directors to adopt performance-vesting shares received 35%.

UnitedHealth Group’s president and chief executive officer, Stephen J. Hemsley, said, “Health care at its core is a social service. We understand and embrace that role and strive to serve people by delivering access to quality, affordable health care that is simple to use. I am strongly confident in our enterprise. We have a company that is positioned as a leader in the U.S. health economy, arguably the largest high growth market in America and one with enormous potential. Over the three to five year horizon, we believe we will leverage our unique business set to increase our market share by providing value to all our constituents, as we work to help people live healthier lives.”

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through seven operating businesses: UnitedHealthcare, Uniprise, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Forward Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors, including the Company’s future financial performance and rate of growth. We do not undertake to update or revise any forward-looking statements.

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